Exhibit 99.1

Date: December 20, 2011

Thomas Properties Group Announces Sale of Centerpointe I & II in Fairfax, Virginia
LOS ANGELES - December 20, 2011 - Thomas Properties Group, Inc. (NASDAQ: TPGI) announced today that its affiliate, TPG/CalSTRS, LLC, has completed the sale of the 421,859 square foot property known as Centerpointe I & II in Fairfax, Virginia to a joint venture between Carr Properties and an institutional investment partner. The gross sale price was $128.7 million and the purchaser was credited with cash proceeds of $3.0 million to fund certain post-closing capital improvements. TPGI received net proceeds from the sale after debt repayment and closing costs of approximately $5.3 million.
“Our strategic plan announced earlier this year includes pruning selected properties and reinvesting proceeds from those sales in properties with repositioning opportunities and/or greater internal growth,” said Jim Thomas, Chairman and CEO. This quarter's sales of Centerpointe I & II, 2500 CityWest Boulevard with adjacent land in Houston and a parcel of land in El Segundo have generated a combined $25.5 million in net proceeds to the company and demonstrate continued momentum in the execution of our plan. We are currently pursuing very attractive opportunities for the reinvestment of these proceeds.”

About Thomas Properties Group, Inc.
Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company's primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through its strategic joint ventures, property development and redevelopment, and property management and leasing activities. For more information about Thomas Properties Group, Inc., please visit www.tpgre.com.

Forward Looking Statements
Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI's expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit and equity investors to finance commercial real estate transactions, our ability to enter into or renew leases at favorable rates, which can be impacted by the financial condition of our tenants, risks associated with the success of our development and property redevelopment projects, general volatility in the securities and credit markets, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management's expectations, see the information under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations" in our 10-K for the year ended December 31, 2010, and contained in our reports on Form 10-Q for fiscal quarters during 2011, which have been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Investor Relations:
Diana Laing, Chief Financial Officer
(213) 613-1900